EXHIBIT 99.1

1128 Pennsylvania NE, Suite 200, Albuquerque, New Mexico 87110 | Tel: 505-255-4852 | www.santafegoldcorp.com

SANTA FE GOLD TO DELETE PROPOSAL FOR REVERSE STOCK SPLIT
FROM VOTING AGENDA AT ANNUAL STOCKHOLDER MEETING

ALBUQUERQUE, New Mexico – February 7, 2011 – Santa Fe Gold Corporation (OTCBB: SFEG) announced today that its Board of Directors has adopted a resolution rescinding the reverse stock split proposal from the voting agenda at the Annual Meeting of Stockholders, tentatively scheduled to be held on March 16, 2011. The Board of Directors determined that at this time the proposal of a reverse stock split would not be in the best interests of Santa Fe or its stockholders and Santa Fe intends to amend its preliminary proxy materials accordingly.

Dr. Pierce Carson, President and CEO, said, “Over the next several months we will be focusing our efforts on two primary strategic objectives: bringing the Summit gold-silver mine into full production; and, completing the transaction to acquire Columbus Silver Corporation (TSXV: CSC). We believe that successful execution of these strategic objectives should maximize long-term shareholder value."

About Santa Fe Gold:
Santa Fe Gold is a U.S.-based mining and exploration enterprise focused on acquiring and developing gold, silver, copper and industrial mineral properties. Santa Fe controls: (i) the Summit mine and Lordsburg mill in southwestern New Mexico; (ii) a substantial land position at the Lordsburg mill, comprising the core of the Lordsburg Mining District; (iii) the Ortiz gold property in north-central New Mexico, estimated to contain two million ounces of gold; (iv) the Black Canyon mica mine and processing facility near Phoenix, Arizona; and (v) a large resource of micaceous iron oxide (MIO) in western Arizona. Santa Fe Gold intends to build a portfolio of high-quality, diversified mineral assets with an emphasis on precious metals.

To learn more about Santa Fe Gold, visit www.santafegoldcorp.com

Forward Looking Statements:
The information contained herein regarding risks and uncertainties, which may differ materially from those set forth in these statements, in addition to the economic, competitive, governmental, technological and other factors, constitutes a “forward-looking statement” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995 and is subject to the safe harbors created thereby. While Santa Fe Gold believes that the assumptions underlying such forward-looking information are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the forward-looking information will prove to be accurate. Accordingly, there may be differences between the actual results and the predicted results, and actual results may be materially higher or lower than any of those indicated in the forward-looking information contained herein.

The United States Securities and Exchange Commission permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can legally extract or produce. We use certain terms in this news release, such as “reserves”, “resources”, “geologic resources”, “proven”, “probable”, ”measured”, ”indicated” and “inferred”, that the SEC guidelines strictly prohibit us from including in our filings with the SEC. U.S. investors are urged to consider closely the disclosure in our latest Form 10-K and other reports filed with the SEC. You can review and obtain copies of these filings from the SEC’s website at http://www.sec.gov/edgar.shtml.

Contact:
W. Pierce Carson, President and Chief Executive Officer
(505) 255-4852